Lear Contact: Katya Pruett
Contact Information: 248-447-1646

Lear Appoints Former President GM China Julian Blissett
to Board of Directors

SOUTHFIELD, Michigan, February 18, 2025 – Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that Julian Blissett, former Executive Vice President and President General Motors (GM) China, has been appointed to the Company’s Board of Directors.

“Julian’s extensive global experience, including two decades working in China, allows him to bring valuable strategic and operational insights to Lear,” said Greg Smith, Lear’s Non-Executive Chair of its Board of Directors. “We are pleased to welcome Julian to the Lear team, where he will contribute to Lear’s continued growth and success.”

Mr. Blissett recently retired from GM following a distinguished 28-year career with the automaker. Most recently, he led GM’s operations in China through a period of significant growth. He began his career with GM as an engineer and advanced through various roles in operations, new business development and executive leadership. His international experiences also include assignments in the United Kingdom, Japan, and Poland.

“Lear’s reputation for operational excellence and its forward-looking strategy set it apart in the automotive industry,” said Mr. Blissett. “I am confident in Lear’s future and look forward to serving on the Board to help drive shareholder value.”

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 37 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 174 on the Fortune 500. Further information about Lear is available at lear.com.

###